                                                                  EXHIBIT 11(b)

                 [LETTERHEAD OF VENABLE, BAETJER AND HOWARD, LLP]


                                                          August 11, 1997


Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, New York  10022-4677

            Re: The Latin America Dollar Income Fund, Inc.

Ladies and Gentlemen:

            We have acted as special Maryland counsel to The Latin America Dollar Income Fund, Inc., a Maryland corporation ("LADIF"), in connection with the proposed acquisition by LADIF of substantially all of the assets of, and its assumption of substantially all of the liabilities of, Scudder World Income Opportunities Fund, Inc. ("SWIOF"), in exchange for an equal aggregate net asset value of LADIF common stock shares, par value of $0.01 per share (the "Shares"), and the subsequent distribution of the Shares by SWIOF to its stockholders (the "Reorganization").

            We have examined the combined proxy statement and prospectus and the Statement of Additional Information contained in LADIF's Registration Statement on Form N-14 with respect to the Reorganization (the "Registration Statement"), substantially in the form in which it is to become effective, LADIF's Charter and Bylaws, and the form of Agreement and Plan of Reorganization between LADIF and SWIOF (the "Agreement"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that LADIF is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

            We have also examined and relied upon such corporate records of LADIF, including a certificate of the Secretary of LADIF with respect to LADIF Board actions and certain other matters, and such other documents as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all

Willkie Farr & Gallagher
August 11, 1997
Page 2

documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

            Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

            1. LADIF is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

            2. When the issuance of the Shares has been approved by the stockholders of LADIF by a majority of all the votes entitled to be cast on the matter, excluding the votes of shares owned of record or beneficially by the directors of LADIF, and the Shares are, thereafter, issued pursuant to the Agreement and in the manner described in the Registration Statement, the Shares will constitute validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

            This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or other laws.

            You may rely upon our foregoing opinion in rendering your opinion to LADIF that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Opinions" in the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933, as amended, and the regulations thereunder. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                        Very truly yours,
                                        /s/ Venable, Baetjer and Howard, LLP
                                            -------------------------------